Exhibit 10.23
SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (“Agreement”) is between Brian Lillie (“Employee” or “You”) and Rackspace US, Inc. (“Rackspace” or the “Company”) together with the Employee, the “Parties”).
1.    End of Employment. The Parties agree that Employee’s last day as President, Private Cloud will be January 17, 2025 and that Employee will continue serving the Company as an advisor through April 5, 2025, at which point the Company will terminate Employee’s employment with the Company without Cause (as defined in that certain employment agreement dated January 16, 2023).
2.    Payments.
a.    Severance Amount. Rackspace will pay you $1,300,000, less applicable withholdings and other ordinary payroll deductions (the “Severance Amount”). This Severance Amount does not include any unpaid wages or earned commissions, or any other payments outlined below, which will be paid separately. In addition, if, depending on where you are located, applicable law requires payment for any accrued but unused paid time off, this amount will be paid in accordance with applicable law and Company policy. The Severance Amount will be paid in 26 equal, biweekly installments, beginning on the first or second payroll date after the Effective Date of this Agreement. These installment payments will continue until all payments have been made unless you: (i) are in breach of or do not comply with any of the obligations set forth in this Agreement as determined by the Company or (ii) are rehired by Rackspace in any capacity during the payment period.
b.    Pro Rata Bonus for 2025. Rackspace will pay you a pro-rata portion of the annual bonus, less applicable federal and state withholding and other ordinary payroll deductions, which represents a pro-rata portion of the annual bonus that you otherwise would have been entitled to receive (if you were employed at the time of the payout for the 2025 bonus plan), based on the number of full months of employment you completed prior to April 5, 2025, and based on the 2025 performance achievement levels, (the “2025 Bonus Payment”). This 2025 Bonus Payment will be paid in a lump sum when bonuses for 2025 are paid to other similarly situated employees.
c.    Medical Benefit Payment. You will receive a lump sum cash payment of $24,576.58, less applicable withholdings and other ordinary payroll deductions, which is equal to the applicable premium cost for 12 months of continued Company group health coverage for you and any spouse and/or dependents (“Family Members”) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), based on your elections with respect to health coverage for you and your Family Members in effect as of immediately prior to your termination. This lump sum payment will be on the first severance payment following 30 calendar days after your employment end date and will be paid regardless of whether you elect COBRA continuation coverage. If you choose to elect COBRA, you must do so within 60 days of the later of the date you are furnished the election notice or the date you lose coverage, and you shall be solely responsible for payment of any premiums due with respect to such coverage.
d.    Consideration for Non-Compete. As consideration for the non-competition provision outlined in Section 10, the Company agrees to grant you eligibility for any equity awards that vest prior to April 5, 2025, regardless of your date of exit from the Company if you are terminated without Cause, including, but not limited to your ACIP or PCASH awards, if any.
3.    No Other Payments. After the Company pays you the amounts outlined in this Agreement, Rackspace is not obligated to make any additional severance, bonus or wage-related payments to you in any amount or for any purpose, other than any unpaid wages, earned commissions, or payment for paid time off as may be required by applicable law. Both Parties irrevocably stipulate and agree that they have each received adequate consideration for the obligations they have undertaken pursuant to the Agreement. The consideration provided is deemed sufficient and fair, ensuring that each party’s commitments are legally binding and enforceable.
4.    Release. In exchange for the promises in this Agreement, you agree to irrevocably and unconditionally release all Claims you may now have or that you could have asserted against the Released Parties as set forth in this section. The “Released Parties” are Rackspace US, Inc., Rackspace Hosting, Inc., Datapipe, Inc. and all of their respective affiliates, subsidiaries, related companies, partnerships, or joint ventures, and, with respect to each of them, their predecessors and successors; and with respect to each entity, all of its past and present employees, officers, directors, fiduciaries, agents, administrators, stockholders, owners, investors, and representatives, assigns, attorneys, agents, both in their individual and corporate capacities, and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection.
You understand and agree that you are waiving and releasing all claims against the Released Parties, of any known and unknown claims, promises, causes of action, including but not limited to breach of contract, conversion, invasion of privacy, intentional infliction of emotional distress, promissory estoppel, equitable estoppel, assault, battery, defamation, disparagement, negligence, fraud, torts, and any and all similar rights of any type (“Released Claims” or “Claim(s)”) that you may have against any Released Party. You further understand that the Claims that you are releasing may arise under many different laws (including statutes, regulations, other administrative guidance, and common law doctrines), including, but not limited to: the Age Discrimination in Employment Act; Title VII of the Civil Rights Act; Section 1981 of the Civil Rights Act; Executive Order 11246; the Equal Pay Act; Lilly Ledbetter Fair Pay Act; the Americans with Disabilities Act, as amended, Section 503 and 504 of the Rehabilitation Act; the Genetic Information Nondiscrimination Act; the Texas Workers’ Compensation Act; Chapter 21 of the Texas Labor Code; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Uniformed Services Employment and Reemployment Rights Act; the Defend Trade Secrets Act; any federal, state, or local laws restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; Claims for physical or personal injury (including, but not limited to, Claims based on the negligence of the Released Parties), wrongful discharge, intentional infliction of emotional distress, fraud, fraud in the inducement, negligent misrepresentation, negligent infliction of emotional distress, defamation, invasion of privacy, conversion, theft, interference with contract or with prospective economic advantage, negligent investigation, claims for wages, severance, bonus, salary, commission and/or benefits, breach of express or implied contract, and breach of covenants of good faith and fair dealing, and similar or related Claims. Nothing in this section is intended to limit or restrict any rights that cannot, by express and unequivocal terms of law, be limited, waived, or extinguished.
PLEASE NOTE THAT THIS RELEASE INCLUDES A RELEASE OF CLAIMS FOR NEGLIGENCE AND GROSS NEGLIGENCE. THIS DOCUMENT IS INTENDED TO BE A COMPLETE RELEASE OF ALL CLAIMS.
You understand that you are releasing Claims up to and including the date you sign this Agreement, including Claims that you may not know about. You affirm that this is your knowing and voluntary intent, even though you recognize that someday you might learn that some or all of the facts you currently believe to be true are untrue, and even though you might then regret having signed this Release. Nevertheless, you are assuming that risk, and you agree that this Release will remain effective in all respects in any such case. You expressly waive all rights you might have under any law that is intended to protect you from waiving unknown Claims. You understand the significance of doing so.
Certain Actions Not Prohibited. Nothing in this Agreement is intended to interfere with your right to report possible violations of federal, state or local law or regulation to any governmental or law enforcement agency or entity, to respond to law enforcement inquiries or to make other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. By signing this Agreement, you acknowledge that nothing in this Agreement shall affect any eligibility that you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission (“SEC”) or any other government agency or official. Nothing in this Agreement shall be construed to affect the rights and responsibilities of the Equal Employment Opportunity Commission (the “EEOC”), the National Labor Relations Board (the “NLRB”), the Occupational Safety and Health Commission (“OSHA”) or any other federal, state or local agency with similar responsibilities. Likewise, this waiver will not be used to justify interfering with the protected right of any employee to file a charge or participate in an investigation or proceeding conducted by the EEOC, the NLRB, OSHA or any similar agency. However, to the fullest extent permitted by applicable law, you waive the right to receive or participate in any payment or benefits arising out of any such proceeding.
Future Claims; Counsel. This Agreement does not release any claims or causes of action that accrue or arise after the date you sign this Agreement. You are advised to review this Agreement with an attorney, at your expense, concerning its effect prior to signing it.
5.    Confidential Information, Company Property.

a.    You will not, directly or indirectly, for your own benefit or for the benefit of another, reveal, use or disclose to any other person, firm, corporation, or other party, or make, directly or indirectly, any commercial or other use of any information not publicly known about Rackspace or its prospects, services, suppliers, products, customers, finances, data processing, purchasing, accounting or marketing systems, whether current or in development, such information being privileged, confidential business and/or trade secret information of Rackspace (“Confidential Information”).
b.    As a result of your employment by Rackspace, you may have had access to, or knowledge of, confidential business information or trade secrets of third parties. You also agree to preserve and protect the confidentiality of such third-party confidential information and trade secrets to the same extent, and on the same basis, as the privileged confidential business and/or trade secret information of Rackspace.
c.    All written materials, records, and other documents made by, or coming into the possession of, you during the period of your employment by Rackspace which contain or disclose Confidential Information will be and remain the property of Rackspace. Upon termination of your employment with Rackspace, you will promptly deliver the same, and all copies thereof, to Rackspace.
d.    Within 30 days following your employment end date you will return to the Company all property belonging to the Company that you possess or possessed but provided to a third party, including but not limited to, all equipment or other materials and all originals and copies of Company documents, files, memoranda, notes, computer-readable information (maintained on a removable drive, home computer, or in any other form) and video or tape recordings of any kind other than personal materials relating solely to you. You warrant and represent that you have not retained, distributed or caused to be distributed, and will not retain, distribute or cause to be distributed, any original or duplicates of any such Company property specified in this section.
e.    You are hereby notified in accordance with the Defend Trade Secrets Act of 2016 that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. You are further notified that if you file a lawsuit for retaliation against the Company for reporting a suspected violation of law, you may disclose the Company’s trade secrets to your attorney and use the trade secret information in the court proceeding if you: (a) file any document containing the trade secret under seal; and (b) do not disclose the trade secret, except pursuant to court order.
6.    Litigation and Regulatory Cooperation. You agree to reasonably cooperate in the defense or prosecution of claims, investigations, or other actions which relate to events or occurrences during employment. You agree, unless precluded by law, to promptly inform the Company if you are asked to participate (or otherwise become involved) in any such claim, investigation or action. Your cooperation shall include being available to prepare for discovery or trial and to act as a witness. Company will pay an hourly rate (based on base salary as of the last day of employment) for cooperation that occurs after employment, and reimburse for reasonable expenses, including travel expenses, reasonable attorneys’ fees and costs.
7.    Non-Disparagement.
a.    You and the Company mutually agree that neither party will, at any time following the execution of this Agreement, make, publish, or communicate to any person or entity, in any form or medium (including but not limited to orally, in writing, or via electronic communication or social media), any statement, remark, or representation, whether true or false, that disparages, denigrates, or maligns:

i.    The other party, its affiliates, subsidiaries, predecessors, successors, or assigns;
ii.    Its officers, directors, shareholders, employees, agents, or representatives; or
iii.    Its products, services, reputation, practices, or business operations.

This restriction includes, but is not limited to, statements that could adversely affect the other party’s standing with current or prospective customers, vendors, employees, or the public.

b.     You and the Company acknowledge that this provision is a material condition of this Agreement and that any violation of this provision shall constitute a material breach, entitling the non-breaching party to pursue all available remedies, including but not limited to injunctive relief and monetary damages. Notwithstanding the foregoing, nothing in this Agreement shall be construed to prohibit or restrict you or the Company from:

i.    Exercising rights under any applicable law, including but not limited to filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission (EEOC) or any other governmental agency;
ii.    Reporting a violation of law to any government agency or entity; or
iii.    Making any other disclosures that are protected under applicable whistleblower laws.

Further, this provision shall not prevent you or the Company from responding truthfully to legal process, governmental inquiries, or as otherwise required by law.

c.     The non-disparagement obligation of the Company is limited to its Executive Leadership Team and Employee’s successor.

8.    Non-Hire of Company Employees. To further preserve the Confidential Information, twelve (12) months after April 5, 2025(the “Restricted Period”), you will not, directly or indirectly, (i) solicit or encourage any employee to terminate employment or services with Company; or (ii) solicit or encourage any employee to accept employment with or provide services to you or any business associated with you. The restrictions set forth in this section shall not apply to solicitation, hiring or receipt of services provided by employees engaged via general advertising that was not targeted at Company’s employees.
9.    Non-Solicitation of Customers and Suppliers. To further preserve the Confidential Information, during the Restricted Period outlined above, you agree not to directly or indirectly, on your own behalf or on behalf of any other person or entity, recruit or otherwise solicit or induce any customer or supplier of the Company, to terminate its employment or arrangement with the Company or otherwise change its relationship with the Company.
10.    Non-Competition Agreement. To further preserve the Confidential Information and in exchange for the consideration outlined in Section 2(d), you agree that during the Restricted Period outlined above, you will not work, as an employee, contractor, officer, owner, consultant, or director (collectively, a “New Position”), in any business anywhere in the world that sells managed, dedicated or cloud computing services substantially similar to those services provided by the Company, including but not limited to (i) professional advisory services for the migration, deployment or management of cloud technologies; (ii) provisioning, hosting, management, monitoring, supporting, or maintenance of applications, computer servers (whether dedicated, shared or virtual) and network connectivity in a datacenter for remote use via the Internet; (iii) hosted or managed email, storage, collaboration, compute, virtual networking, applications, and similar services, or (iv) any related IT services or products substantially similar to the Company’s products or services, all of the foregoing being defined for the purposes of this Agreement as “Competitive IT Services.”  Notwithstanding the foregoing, you shall be permitted to acquire a passive stock or equity interest in such a business, provided that the stock or other equity interest acquired is not more than two percent (2%) of the outstanding interest in such business.  Provided, that the forgoing restriction shall not prevent you from becoming an employee of or contractor for a division of any Competitive IT Services company so long as the division for which you will work does not provide Competitive IT Services, and as long as you do not, during the Restricted Period, perform services (including but not limited to providing information, advice, strategy, recruiting or any other interaction with regard to business matters) for any division of such company that provides Competitive IT Services.
During the Restricted Period, prior to accepting a New Position, you shall provide the Company with written notice requesting approval, which notice shall include sufficient detail to enable the Company to assess whether such New Position constitutes Competitive IT Services. The Company’s approval of such request shall not be unreasonably withheld or delayed.
The Restricted Period outlined above will be tolled and will not run during any such time that you are in breach of this Agreement or in violation of any of the covenants contained in this Agreement, and once tolled will not begin to run again until such time as all violations have ceased.
You recognize that the restrictions in this section may substantially limit your future flexibility in many ways. You acknowledge you have received adequate consideration for the promises and restrictions set forth in this Agreement. You agree to waive any objection to the validity of these restrictions and acknowledge that these limited prohibitions are reasonable as to time, geographical area and scope of activities to be restrained and that these limited prohibitions do not impose a greater restraint than is necessary to protect Rackspace’s goodwill, proprietary information and other business interests. You further agree that any breach of these covenants will result in irreparable damage and injury to Rackspace and that Rackspace will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond.
11.    Section 409A. This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code (“Code”).  To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that no payments due under this Agreement will be subject to an “additional tax” as defined in Section 409(a)(1)(B) of the Code.  If the Company determines in good faith that any provision of this Agreement would cause you to incur an additional tax, penalty, or interest under Section 409A of the Code, you and the Company will use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code or causing the imposition of such additional tax, penalty, or interest under Section 409A of the Code.  The preceding provisions, however, will not be construed as a guarantee by the Company of any particular tax effect to you under this Agreement.
12.    Tax Consequences.     You acknowledge and agree that you are solely responsible for the tax consequences to you of any benefits conferred on you, or any payments made to you or on your behalf, under the terms of this Agreement. Rackspace has not made any representations to you concerning any possible tax consequences of any payments made pursuant to this Agreement.
13.    Entire Agreement. This Agreement represents the entire agreement by and between the parties and there are no other agreements or understandings related to your employment with any of the Released Parties or the subject matter of this Agreement other than your equity grant agreement(s), if any, and your Confidentiality Agreement, which survive the end of your employment and continue in effect. You represent and acknowledge that: (a) in executing this Agreement, you are not relying, and have not relied, on any representation(s) by any of the Released Parties, except as expressly contained in this Agreement and that you relied on your own judgment; and (b) you have not transferred or assigned, to any person or entity, any claim involving any of the Released Parties or any portion thereof or interest therein. This Agreement may not be changed except by written agreement signed by the parties.
14.    Binding Heirs, Successors and Assigns. Except as herein expressly provided, the terms and provisions of this Agreement will inure to the benefit of and be binding upon the heirs, successors, assigns and legal representatives of the parties.
15.    Arbitration. All claims and matters in question arising out of this Agreement or the relationship between the Parties, whether sounding in contract, tort, a statutory cause of action or otherwise, will be resolved by binding arbitration pursuant to the Federal Arbitration Act. Either Party, however, may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement; enforce or vacate an arbitration award; or seek injunctive relief. This arbitration will be administered by the American Arbitration Association (“AAA”) in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association (“National Rules”) in effect at the time the dispute arose. There will be one arbitrator selected pursuant to the National Rules, unless the Parties agree on a different arbitration service. The arbitrator will issue a reasoned award within six (6) months of the filing of the arbitration notice. The Company will pay for your initial filing fee to the extent that it is more than a court filing.
16.    Jurisdiction. The substantive laws of Texas govern this Agreement, and exclusive venue for any dispute will be Bexar County, Texas or in San Antonio, Texas.
17.    Headings. The headings in this Agreement were used for administrative convenience only and will not be used in interpreting or construing the meaning of any provision.
18.    Invalid Provision. If any provision of this Agreement is or may be held by a court of competent jurisdiction to be invalid, void, or unenforceable to any extent, the validity of the remaining parts, terms or provision of this Agreement will not be affected thereby, and such illegal or invalid part, term, or provision will be deemed not to be part of this Agreement. The remaining provisions will nevertheless survive and continue in full force and effect.
19.    Interpretation. This Agreement will be construed as a whole according to its fair meaning. It will not be construed strictly for or against you. Unless the context indicates otherwise, the singular or plural number will be deemed to include the other. Captions are intended solely for the convenience of reference and will not be used in the interpretation of this Agreement.
20.    Review of Agreement. You are advised that you should consult an attorney before accepting this Agreement. You understand that you have twenty-one (21) calendar days from the date this Agreement is provided to you to decide whether to sign it. If you fail to sign and return this Agreement within twenty-one (21) days from the date that it was provided to you, all payment amounts offered in this Agreement are withdrawn and revoked automatically, and you will not be entitled to any payment or benefits that you are not otherwise entitled to under law. You may decide to sign and return this Agreement prior to the expiration of the twenty-one (21) day period. However, if you choose to do so, then you affirm that this is your voluntary choice.
21.    Revocation Period. You understand and acknowledge that you have seven (7) calendar days following the date that you sign this Agreement to revoke your acceptance of the Agreement. This Agreement will not become effective and enforceable and the payment amounts offered in this Agreement will not become payable until after this revocation period has expired without revocation.
19.    Counterparts. This Agreement may be executed in a number of identical counterparts, each of which for all purposes is deemed an original and all of which constitute collectively one Agreement.

20.    Effective Date. This Agreement, if signed and returned to the Company, is effective and enforceable the later of (i) your employment end date or (ii) seven (7) calendar days following the date it is signed and returned, if not revoked during the seven-day period (the “Effective Date”).
21.    Review by Employee. You acknowledge the following:
(1)    That you carefully read this Agreement, and that you understand it;
(2)    That you were advised and have had the opportunity to consult an attorney, at your expense, regarding the terms and meaning of this Agreement;
(3)    That you understand your deadline to consider whether to agree to and accept this Agreement;
(4)    That you understand that the Agreement is effective and enforceable on the Effective Date as defined above.

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PLEASE READ THIS AGREEMENT CAREFULLY AND CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS, INCLUDING CLAIMS BASED ON NEGLIGENCE. IF YOU WISH, YOU SHOULD TAKE ADVANTAGE OF THE FULL REVIEW PERIOD AFFORDED UNDER THIS AGREEMENT AND YOU SHOULD CONSULT AN ATTORNEY OF YOUR CHOOSING.

Employee:

By:______________________             Date:
Brian Lillie

Rackspace:

By:______________________             Date:
Kellie Teal-Guess
On Behalf of Rackspace

IF YOU AGREE, PLEASE ELECTRONICALLY SIGN THIS AGREEMENT THROUGH DOCUSIGN PRIOR TO THE DEADLINE.

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